Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated December, 18, 2008 related to the financial statements of Regrid Power, Inc. as of September 30, 2008 and December 31, 2007, and for the nine months ended September 30, 2008 and for the year ended December 31, 2007 appearing in this Form 8-K/A of Real Goods Solar, Inc.

/s/ Ehrhardt Keefe Steiner & Hottman PC December 18, 2008
Denver, Colorado